This Amended and Restated Committed Revolving Line of Credit Note replaces and supersedes an Amended and Restated Committed Revolving Line of Credit Note dated December 27, 2014.

AMENDED AND RESTATED COMMITTED REVOLVING LINE OF CREDIT NOTE

up to $15,000,000.00

Hartford, Connecticut
December 1, 2017

1.1 **Borrower:** OMEGA FLEX, INC., a Pennsylvania corporation with a usual address of 213 Court Street, Suite 1001, Middletown, Connecticut.

1.2 **Bank:** SANTANDER BANK, N.A., a national association, and its successors and assigns, with a usual address of 115 Asylum Street, Hartford, Connecticut.

1.3 **Principal Sum or Loan:** up to Fifteen Million and 00/100 United States ($15,000,000.00) Dollars.

1.4 **Interest Rate:** See Paragraphs 2 and 6.1 below.

1.5. **First Payment Date**: January 1, 2018

1.6 **Maturity Date:** December 1, 2022, unless renewed by the Bank, in its sole discretion, at which time Bank may renew, terminate or extend this Note.

1.7 **Definitions:**

"Adjusted LIBOR Rate" means for each Interest Period the rate per annum obtained by dividing (i) LIBOR for such Interest Period, by (ii) a percentage equal to one hundred (100%) percent minus the maximum reserve percentage applicable during such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirements (including, without limitation, any basic, supplemental, marginal and emergency reserve requirements) for Bank (or of any subsequent holder of the Note which is subject to such reserve requirements) in respect of liabilities or assets consisting of or including Eurocurrency liabilities (as such term is defined in Regulation D of the Board of Governors of the Federal Reserve System) having a term equal to the Interest Period.

"Banking Day" shall mean, with respect to LIBOR, a London Banking Day and with respect to all other advances, any day other than a day on which commercial banks in Connecticut are required or permitted law to close.

"Default" means any of the events specified in Section 11, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

"Dollars" or "$" means lawful money of the United States.

"Event of Default" means any of the events specified in Section 11, provided that any requirement for the giving of notice, the lapse of time or both, or any other condition, has been satisfied.

"Interest Period" means, with respect to each LIBOR Advance, a period of 30, 60, or 90 consecutive days. If the last day of an Interest Period would otherwise occur on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day; but if such extension would otherwise cause such last day of the Interest Period to occur in a new calendar month, then such last day of the Interest Period shall occur on the next preceding Business Day. The term "Interest Period" shall mean with respect to each Prime Rate Advance consecutive periods of one (1) day each.

"LIBOR" shall mean, as applicable to any LIBOR Advance, a rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent) equal to the composite London Interbank Offered Rate for a period of time comparable to the applicable LIBOR period for such LIBOR Advance which appears on the Reuters Screen LIBOR01 Page (or any successor page) as of 11:00 a.m. London time on the day that is two (2) London Banking Days preceding the first day of such LIBOR Period (or if not reported thereon, then as determined by Bank from another recognized source or interbank quotation). In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve percentage with respect to LIBOR deposits of Bank, then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

"LIBOR Advance" or "Libor Rate Advance" or "Libor Rate Loan" shall mean any principal outstanding under this Note which, pursuant to this Note, bears interest at the LIBOR Rate , plus the applicable margin which is set forth in Exhibit A which is attached hereto and made a part hereof,.

"LIBOR Rate" means the per annum rate equal to the Adjusted LIBOR Rate, plus the applicable margin which is set forth in Exhibit A which is attached hereto and made a part hereof, for the 30, 60 or 90 day period as selected and as achieved by the Borrower.

"Loan Advance" means that portion of the Principal Sum that is outstanding at any time during the term of this Note.

"Loan Agreement" shall mean the Loan and Security Agreement dated December 17, 2009, as amended by a First Amendment dated December 30, 2009, a Second Amendment dated December 29, 2014, and a Third Amendment, of even date, by and between Bank and the Borrower.

"Loan Documents" means this Note and other documents related to the transactions discussed in this Agreement as the same may be amended, modified or supplemented from time to time.

"London Banking Day" means any day on which dealings in deposits in Dollars are transacted in the London Interbank market.

"Modified Following Business Day Convention" shall mean the convention for adjusting any relevant date if it would otherwise fall on a day that is not a Business Day. The following terms, when used in conjunction with the term "Modified Following Business Day Convention", and a date, shall mean that an adjustment will be made if that date would otherwise fall on a day that is not a Business Day so that the date will be the first following day that is a Business Day.

"Prime Rate" or "Base Rate" means the Bank's Prime Rate as established from time to time by the Bank plus or minus the applicable margin which is set forth in Exhibit A which is attached hereto and made a part hereof. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.

"Prime Rate Advance" or "Prime Rate Loan(s)" shall mean any principal outstanding under this Note which, pursuant to this Note, bears interest at the Prime Rate plus or minus the applicable margin which is set forth in Exhibit A attached hereto.

"Reserve Percentage" shall mean the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves), which is imposed on member banks of the Federal Reserve System against "Euro-currency Liabilities" as defined in Regulation D.

1.8 **Purpose**: This line of credit is available for general working capital purposes (and not for margin stock purchases) and payment of dividends by the Borrower.

2. INTEREST RATE: The interest rate shall be either the applicable Libor Margin or Applicable Prime Margin as selected and achieved by the Borrower in the column under the header "Pricing Tier" appearing on Exhibit A.

The initial rate hereunder shall be based upon "Tier IV" under the header "Pricing Tier" which appears on Exhibit A.

Interest rate availability thereafter is wholly dependent on the Borrower's performance and its achievement of the Funded Debt to EBITDA ratio as set forth in Exhibit A attached hereto and made a part hereof.

If the Libor Rate is discontinued, then all advances will be based upon the Prime Rate.

3. **DEBT:** For value received, Borrower hereby promises to pay to the order of Bank the Principal Sum, or so much thereof as Bank advances to Borrower, together with interest on all unpaid balances from the date of any principal advance hereunder, at the Interest Rates set forth in this Note, together with all other amounts due hereunder or under the Loan Documents.

4. **PRINCIPAL ADVANCES; BORROWING AVAILABILITY**:

4.1 So long as no prior Event of Default has occurred and is continuing, the Bank, shall, upon Borrower's request, make advances to Borrower from time to time during the period commencing as of the date of this Note and until December 1, 2022. All advances pursuant to this Note shall be limited to the aggregate amount of not more than $15,000,000.00.

4.2 Any advance by Bank hereunder shall be within the reasonable discretion of the Bank. The making of an advance at any time shall not be deemed a waiver of the foregoing, or a consent, agreement or advance to the Borrower. This Note and the Bank's willingness to receive requests for advances from Borrower hereunder are subject to cancellation by Bank in its reasonable discretion at any time without prior notice.

4.3 Bank is authorized to make any advance hereunder upon the request of any person that has been authorized by Borrower in writing (with a copy to Bank) to request that advance, and that person will have authority to act on Borrower's behalf to request such advance until that authorization is revoked in writing and provided to Bank. Bank may deliver any advance to Borrower by direct deposit to any demand deposit account of Borrower with Bank.

5. **PAYMENT OF INTEREST AND PRINCIPAL:**

5.1 **Calculation of Interest.** All computation(s) of interest under this Note shall be made on the basis of a three hundred sixty (360) day year and the actual number of days elapsed. Each change in the Prime Rate shall simultaneously change the interest rate payable under this Note with respect to any Prime Rate Advance from the date of such change and during any period when a Prime Rate Advance is outstanding.

5.2 **Payment of Principal and Interest.** Beginning on the day which is thirty (30) days from the date hereof and continuing on the same day of each month, Borrower shall make to Bank payments of interest only on the outstanding principal balance of all Loan Advances from the day that an advance is made. The periodic interest payments due under this Section 5.2 shall be the sum of the daily interest amounts accruing during the relevant monthly interest period, calculated as (a) the total aggregate amount of all outstanding Loan Advances determined daily as of 1 p.m. Eastern Time during that monthly interest period, (b) multiplied by the interest rate applicable to those Loan Advances, (c) divided by 360.THE ENTIRE OUTSTANDING PRINCIPAL BALANCE (INCLUDING ANY BALLOON PAYMENT) AND ALL ACCRUED AND UNPAID INTEREST SHALL BE DUE AND PAYABLE, IN FULL, ON DECEMBER, 1st 2022.

5.3 **Method of Payment; Date of Credit.** All payments of interest, principal and fees shall be made in lawful money of the United States immediately available funds: (a) by direct charge to an account of Borrower maintained with Bank (or the then holder of the Loan), or (b) to such other bank or address as the holder of the Loan may designate in a written notice to Borrower. Payments shall be credited on the Business Day on which immediately available funds are received prior to one o'clock, P.M. Eastern Time; payments received after one o'clock P.M. Eastern Time shall be credited to the Loan on the next Business Day. Payments which are by check, which Bank may at its option accept or reject, or which are not in the form of immediately available funds shall not be credited to the Loan until such funds become immediately available to the Bank, and, with respect to payments by check, such credit shall be provisional until the item is finally paid by the payor bank. The date of payment of all payments of principal, interest and other charges shall be subject to the Modified Following Business Day Convention.

5.4 **Billings.** Bank may submit monthly billings reflecting payments due; however, any changes in the interest rate which occur between the date of billing and the due date may be reflected in the billing for a subsequent month. Neither the failure of Bank to submit a billing nor any error in any such billing shall excuse Borrower from the obligation to make full payment of all Borrower' payment obligations when due.

5.5 **Default Rate.** Upon the declaration by Bank of an Event of Default pursuant to Section 11 below, the Borrower's right to select pricing options shall cease and Borrower shall pay upon billing therefor, an interest rate which is five (5%) percent per annum above the rate in effect for any Loan Advance ("Default Rate") outstanding as of the date when Bank declares an Event of Default: (a) during the

period of any delinquency, which shall mean if any payment of principal, interest or other monetary obligation due with respect to the Loan is not paid when due, that period between the date that is 15 days after the due date and the date of payment; (b) during the period any Event of Default exists and remains uncured; (c) after the Maturity Date; and (d) after judgment has been rendered on this Note.

5.6 **Late Charges.** The Borrower shall pay, upon billing therefor, a "Late Fee" equal to five (5%) percent of the entire amount of any payment of principal, interest, or both, which is not paid in full within fifteen (15) days of the due date thereof. Late fees are: (a) payable in addition to, and not in limitation of, the Default Rate, (b) intended to compensate Bank for administrative and processing costs incident to late payments, (c) are not interest, and (d) shall not be subject to refund or rebate or credited against any other amount due.

5.7 **Make Whole Provision.** Borrower shall pay to Bank, immediately upon request and notwithstanding contrary provisions contained in any of the Loan Documents, such amounts as shall, in the reasonable judgment of Bank, compensate Bank for the loss, cost or expense which it may reasonably incur as a result of (i) any prepayment, under any circumstances whatsoever, whether voluntary or involuntary, of all or any portion of a LIBOR Advance on a date other than the last day of the applicable Interest Period, or (ii) except in circumstances as set forth in Section 6.3, below, the conversion, for any reason, whether voluntary or involuntary, of any LIBOR Advance to a Prime Rate Advance on a date other than the last day of the applicable Interest Period. Such amounts payable by Borrower shall be equal to any administrative costs actually incurred, plus any amounts required to compensate Bank for any out-of-pocket loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by Bank to fund or maintain a LIBOR Advance and in any event, but without duplication, a Yield Maintenance Fee, as defined below, in the event of the prepayment of all or any portion of a LIBOR Advance on a date other than the last day of the applicable Interest Period. Both the provisions of this Paragraph 5.7 and the provisions of Paragraph 10 relating to the payment of a Yield Maintenance Fee shall not apply either to monthly principal payments due pursuant to this Note which are not prepaid or principal payments made on the last day of an applicable Interest Period that constitute a prepayment of the Principal Sum.

6. ADDITIONAL PROVISIONS RELATED TO INTEREST RATE SELECTION.

6.1 **Election of Interest Rate**. Interest shall accrue on the unpaid principal balance of a Loan Advance from time to time outstanding at Borrower's election of either:

a. the Applicable LIBOR Margin; or

b. the Applicable Prime Margin;

both as identified on Exhibit A and based upon the then applicable achievement by the Borrower of the Funded Debt to EBITDA covenant.

The Borrower shall have the same continuing right of election as between the above rates upon the conclusion of any Interest Period.

6.2 **Method of Selection**. At least two (2) Business Days prior to the last day of any Interest Period, Borrower may select by 11:00 a.m. of a Banking Day both the Interest Period from the alternatives available in Paragraphs 2(i) or 2(ii), and the corresponding interest rate as of the same day as a request may be made, by giving irrevocable written notice to Bank, by electronic mail, telecopy (with authorized signature) or telephone, but if not written, such notice shall be immediately confirmed by written notice, specifying the Interest Period. If no such selection is made, then the Prime Rate shall be deemed selected.

6.3 **Illegality.** Notwithstanding any other provision of this Note, if the introduction of or change in or in the interpretation of any law, treaty, statute, regulation or interpretation thereof shall make it unlawful for Bank to make or maintain LIBOR Advances or to continue to fund or maintain LIBOR Advances then, on written notice thereof and demand by Bank to Borrower, (a) the obligation of Bank to make LIBOR Advances and to convert or continue any Loan Advances as LIBOR Advances shall terminate and (b) Borrower shall convert all principal outstanding under this Note into Prime Rate Advances

6.4 **Basis for Determining Interest Rate Inadequate.** In the event that the Bank shall have determined that: (i) reasonable means do not exist for ascertaining LIBOR for any Interest Period; or (ii) dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank market with respect to a proposed LIBOR Loan, or a proposed conversion of a Base Rate Loan into a LIBOR Loan; or (iii) the U.K. Financial Conduct Authority has implemented a policy that LIBOR (or any component thereof) is no longer to be permitted to be a benchmark rate and the Bank and Borrower have not agreed to an alternative benchmark rate; then the Bank give Borrower prompt written, telephonic or electronic notice of the determination of such effect. If such notice is given, (x) any such requested LIBOR Loan shall be made as a Base Rate Loan, unless Borrower shall notify the Bank no later than 10:00 a.m. (New York time) three (3) Business Days' prior to the date of such proposed borrowing that the request for such borrowing shall be canceled or made as an unaffected type of LIBOR Loan, (y) any Base Rate Loan which was to have been converted to an affected type of LIBOR Loan shall be continued as or converted into a Base Rate Loan, or, if Borrower shall notify the Bank no later than 10:00 a.m. (New York time) three (3) Business Days prior to the proposed conversion, shall be

maintained as an unaffected type of LIBOR Loan and (z) no borrowings of Loans shall be permitted to be made in Foreign Currencies.

7. **ACCELERATION; EVENT OF DEFAULT:** Upon the occurrence at any time of any one or more of the following events, each of which shall be an "Event of Default" hereunder and the other Loan Documents, at the option of the Bank, this Note and the indebtedness evidenced hereby shall become immediately due and payable without further notice or demand, and notwithstanding any prior waiver of any breach or default, or other indulgence: (i) a Default continuing uncured beyond the applicable grace or cure period, if any, in making any payment of interest, principal, other charges or payments due hereunder; (ii) an Event of Default as defined herein or any other Loan Document, each as the same may from time to time hereafter be amended; or (iii) an event which pursuant to any express provision of any other Loan Document, gives Bank the right to accelerate the Loan.

8. **COSTS AND EXPENSES UPON DEFAULT:** After a Default, in addition to principal, interest and delinquency charges, Bank shall be entitled to collect all reasonable out-of-pocket costs of collection, including, but not limited to, reasonable attorneys' fees and expenses, incurred in connection with any of Bank's collection efforts, whether or not suit on this Note is filed, and all such costs and expenses shall be payable on demand.

9. **APPLICATION OF PAYMENTS:** All payments hereunder shall be applied first to delinquency charges, costs of collection and enforcement and other similar amounts due, if any, under this Note and under the other Loan Documents, then to late charges, then to interest which is due and payable under this Note and the remainder, if any, to principal due and payable under this Note. Bank is authorized, but not required, to charge scheduled monthly principal and interest payments due under this Note to any account of Borrower when and as such interest and principal and such other amounts become due, provided that such charge shall be made as of the due date of the applicable payment and not in advance thereof.

10. **PERMITTED PREPAYMENT:**

10.1 Any Prime Rate Loan(s) may be prepaid at any time in whole or in part without charge.

10.2 If no Event of Default exists, Borrower shall have the right at any time and from time to time to prepay any LIBOR Advance on a date other than the last Banking Day of the then current Interest Period in whole (but not in part). If Borrower elects to prepay a LIBOR Advance, of if payment of a LIBOR Advance is required by Bank on a date other than the last Banking Day of the then current Interest Period pursuant to Section 10.3, below, Borrower shall pay to Lender a yield maintenance fee (the "Yield Maintenance Fee") in an amount computed as

follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the maturity date of the term chosen pursuant to the Interest Period as to which the prepayment is made, shall be subtracted from the "cost of funds" component of the fixed rate in effect at the time of prepayment. If the result is zero or a negative number, there shall be no Yield Maintenance Fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term chosen pursuant to the Interest Period as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the number of days remaining in the designated term and using the above referenced United States Treasury security rate and the number of days remaining in the designated term chosen pursuant to the Interest Period as to which the prepayment is made. The resulting amount shall be the Yield Maintenance Fee due to Lender upon prepayment of the fixed rate loan.

10.3 If by reason of any Event of Default Lender elects to declare the Loan to be immediately due and payable, then any Yield Maintenance Fee with respect to the Loan shall become due and payable in the same manner as though Borrower had exercised such right of prepayment. Borrower recognizes that Lender will incur substantial additional costs and expenses including loss of yield and anticipated profitability in the event of a prepayment of the Loan and that the Yield Maintenance Fee compensates Lender for such costs and expenses. Borrower acknowledges that the Yield Maintenance Fee is bargained for consideration and not a penalty.

10.4 All such prepayments of LIBOR Advances or Prime Rate Advances shall be applied first to fees and expenses then due hereunder, then to interest on the unpaid principal balance accrued to the date of prepayment and last to the principal balance then due hereunder.

11. **EVENTS OF DEFAULT**. If any of the following events shall occur:

11.1 The Borrower shall fail to pay the principal of, or interest on, the Obligations (as defined in the Loan Agreement), or any other amount due under this Note, within fifteen (15) days from when due and payable;

11.2 The occurrence and continuance of any Event of Default as set forth in the Loan Agreement;

then, and in any such event, Bank may, notwithstanding any time or credit allowed by any instrument evidencing a liability, without notice or demand declare the outstanding principal

balance of the Note, all interest thereon, and all other amounts payable under this Agreement to be forthwith DUE AND PAYABLE, whereupon this Note, all such interest, and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower. Upon the occurrence and during the continuance of any Event of Default, Bank is hereby authorized at any time and from time to time, without notice, to exercise any or all of its rights and remedies.

12. **WAIVERS:** The Borrower irrevocably waives presentment for payment, notice of intention to accelerate the maturity of this Note, diligence in collection, commencement of suit against any obligor, notice of protest, and protest of this Note in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note, other than any notices required under the Loan Documents, before or after the maturity of this Note, with or without notice to Borrower, and agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Bank prior to the Event of Default. Borrower consents to any and all extensions of time, renewals, waivers or modifications that may be granted by Bank with respect to the payment or other provisions of this Note, and agrees to the addition or release of any obligor, with or without notice to Borrower, and without affecting its liability under this Note. Any delay on the part of Bank in exercising any right under this Note shall not operate as a waiver of any such right, and any waiver granted or consented to on one occasion shall not operate as a waiver in the event of any subsequent default.

BORROWER AND BANK MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH (THIS NOTE) OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BANK TO ACCEPT THIS NOTE AND MAKE THE LOAN.

13. **DELAY NOT A BAR:** No delay or omission on the part of the holder in exercising any right hereunder or any right under any instrument or agreement now or hereafter executed in connection herewith, or any agreement or instrument which is given or may be given to secure the indebtedness evidenced hereby, or any other agreement now or hereafter executed in connection herewith or therewith shall operate as a waiver of any such right or of any other right of such holder, nor shall any delay, omission or waiver on any one occasion be deemed to be a bar to or waiver of the same or of any other right on any future occasion.

14. **NO USURY:** All agreements between Borrower and Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Bank for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and Bank in the execution, delivery and acceptance of this Note to contract in strict compliance with the laws of the Commonwealth of Massachusetts from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and Bank.

15. **SUCCESSORS AND ASSIGNS:** This Note shall be binding upon Borrower and upon its respective heirs, successors, assigns and representatives, and shall inure to the benefit of Bank and its successors, endorsees, and assigns.

16. **SECURITY:** This Note is unsecured.

17. **COLLECTION:** Any check, draft, money order or other instrument given in payment of all or any portion hereof may be accepted by Bank and handled by collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of Bank except to the extent that actual cash proceeds of such instrument are unconditionally received by Bank and applied to this indebtedness in the manner elsewhere herein provided.

18. **AMENDMENTS:** This Note may be changed or amended only by an agreement in writing signed by the party against whom enforcement is sought.

19. **GOVERNING LAW; SUBMISSION TO JURISDICTION:** This Note is given to evidence debt for business or commercial purposes, is being negotiated and executed in the State of Connecticut and delivered to Bank at one of its offices in the State of Connecticut and shall be governed by and construed under the laws of said State. Borrower, each partner, or any partner of such partner, officer, director and employee of Borrower, hereby submit to personal jurisdiction in said State for the enforcement of

Borrower's obligations hereunder, under the other Loan Documents, and waive any and all personal rights under the law of any other state to object to jurisdiction within such State for the purposes of litigation to enforce such obligations of Borrower. In the event such litigation is commenced, Borrower agrees that service of process may be made, and personal jurisdiction over Borrower obtained, by service of a copy of the summons, complaint and other pleadings required to commence such litigation upon Borrower at 213 Court Street, Suite 1001, Middletown, Connecticut or such other address as Borrower may designate.

20. **RECOVERY OF PREFERENCE PAYMENTS:** In the event any payment of principal or interest received upon this Note and paid by the Borrower, or by any guarantor, surety, co-maker or endorser, shall be deemed by final order of a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under the bankruptcy or insolvency laws of the United States, or otherwise due to any party other than the Bank, then in any such event, the obligation with respect to that payment or payments of the Borrower, or any guarantor, surety, co-maker or endorser shall, jointly and severally, survive as an obligation due hereunder and shall not be discharged or satisfied by said payment or payments, notwithstanding the return by Bank to said parties of the original hereof, or any guaranty, endorsement, or the like.

21. **REMEDIES CUMULATIVE:** The rights and remedies of Bank as provided in this Note and in the Loan Documents shall be cumulative and concurrent, and may be pursued singly, successively, or together against Borrower, or any one of them, the real and personal property described in the Loan Documents, any guarantor hereof, any of the parties and any other funds, property or security held by Bank for the payment hereof or otherwise at the sole discretion of the Bank. The failure to exercise any such right or remedy shall in no event be construed as a waiver or release of said rights or remedies or of the right to exercise them at any later time. The acceptance by Bank of the payment of any sum payable hereunder after the due date of such payment shall not be a waiver of Bank's right to either require prompt payment when due of all other sums payable hereunder or to declare a default for failure to make prompt payment.

22. **NO ORAL CHANGE**: This Note and other Loan Documents may only be amended, terminated, extended or otherwise modified by a writing signed by the party against which enforcement is sought. In no event shall any oral agreements, promises, actions, inactions, knowledge, course of conduct, course of dealing, or the like be effective to amend, terminate, extend or otherwise modify this Note or any of the other Loan Documents.

23. **RIGHTS OF HOLDER:** This Note and the rights and remedies provided for herein may be enforced by Bank or any subsequent holder hereof. Wherever the context permits each reference to the term "holder" herein shall mean and refer to Bank or the then subsequent holder of this Note.

24. **FEDERAL RESERVE PLEDGE:** Bank may at any time pledge, endorse, assign or transfer all or any portion of its rights under the Loan Documents including any portion of this Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release Bank from its obligations under any of the Loan Documents.

25. **LOAN PARTICIPATION:** Bank shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Borrower, to grant to one or more banks or other financial institutions (each, a "Participant") participating interests in Bank's obligation to lend hereunder and/or any or all of the loans held by Bank hereunder. In the event of any such grant by Bank of a participating interest to a Participant, whether or not upon notice to Borrower, Bank shall remain responsible for the performance of its obligations hereunder and Borrower shall continue to deal solely and directly with Bank in connection with Bank's rights and obligations hereunder.

Bank may furnish any information concerning Borrower in its possession from time to time to prospective Assignees and Participants, provided that Bank shall require any such prospective Assignee or Participant to agree in writing to maintain the confidentiality of such information.

26. **REPLACEMENT OF NOTE:** Upon receipt of an affidavit of an officer of Bank as to the loss, theft, destruction or mutilation of the Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other security document, Borrower will issue, in lieu thereof, a replacement Note or other security document in the same principal amount thereof and otherwise of like tenor.

27. **ASSIGNABILITY OF NOTE**: The Bank may assign and transfer this Note to any person(s), firm or corporation who shall thereupon become vested with all of the rights and powers herein given to Bank as holder, and Bank shall thereafter be forever relieved and discharged from any responsibility or liability in respect herein.

28. **CAPTIONS:** All paragraph and subparagraph captions are for convenience of reference only and shall not affect the construction of any provision herein.

29. The Bank shall have the unrestricted right at any time or from time to time and without the Borrower's (or any Guarantor's) consent, to sell, assign, endorse, or transfer all or any portion of its rights and obligations hereunder to one more Banks or other entities (each, an "Assignee") and, the Borrower (and each Guarantor) agrees that it shall execute, or cause to be executed such documents including without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as the Bank shall deem necessary to effect the foregoing. In addition, at the request of the Bank and any such Assignee, the Borrower shall issue one

or more new Promissory Notes, as applicable, to any such Assignee and, if the Bank has retained any of its rights and obligations hereunder following such assignment, to the Bank, which new Promissory Notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the note held by the Bank prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and the Bank after given effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by the Bank in connection with such assignment, and the payment by Assignee of the purchase price agreed to by the Bank and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of the Bank hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by the Bank pursuant to the assignment documentation between the Bank and Assignee, and the Bank shall be related from its obligations hereunder and thereunder to a corresponding extent.

THIS DOCUMENT INTENTIONALLY ENDS HERE EXCEPT FOR SIGNATURE PAGE

IN WITNESS WHEREOF, this Note has been executed and delivered as a sealed instrument this 1st day of December, 2017.

Witness:

THE BORROWER
OMEGA FLEX, INC.

By: Paul J. Kane,
Its Vice President - Finance and Chief Financial Officer

COMMONWEALTH OF PENNSYLVANIA
NOTARIAL SEAL
Yolanda C. Hunnicutt, Notary Public
West Whiteland Twp., Chester County
My Commission Expires Jan. 7, 2020
MEMBER, PENNSYLVANIA ASSOCIATION OF NOTARIES

EXHIBIT A
to

AMENDED AND RESTATED COMMITTED REVOLVING LINE OF CREDIT NOTE

Pricing for the Committed Revolving Line of Credit Note is available at the Borrower's selection at either "LIBOR" (the London Interbank Offered Rate) plus an applicable margin (the "Applicable Libor Margin") or the Prime Rate plus an applicable margin (the "Applicable Prime Margin") determined in accordance with the performance grid listed below. A Libor rate can be elected for periods of 30, 60 or 90 days.

Pricing Tier	FUNDED DEBT TO EBITDA Ratio	Applicable LIBOR Margin	Applicable Prime Margin	Applicable Unused Fee
I	>=3.00x	1.75%	0.50%	10 bps
II	>=2.00x	1.10%	0.00%	10 bps
III	>=1.50x	0.95%	0.00%	10 bps
IV	<=1.50x	0.75%	0.00%	10bps

The initial Applicable LIBOR Margin and Applicable Prime Margin will be .75% and 0.00 % respectively for the period of December 31, 2017 until the Bank's receipt of the December 31, 2017 Compliance Certificate from the Borrower. The Applicable LIBOR Margin and Prime Margin will be reviewed and determined quarterly thereafter.

At no time shall the ratio of Borrower's (i) Funded Debt to its (ii) EBITDA shall be more than 3.00 to 1.0 as determined in accordance with GAAP consistently applied.

"Funded Debt" shall mean the Borrower's loans and obligations with a maturity of one year or more which bears interest including the Committed Revolving Line of Credit Note made in favor of Santander Bank, N.A.